Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – October 26, 2015

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2015 Highlights:

●	Earnings per share increased 2% compared to third quarter 2014

●	Net interest income (tax-equivalent) increased 4% compared to third quarter 2014

●	Average loans increased $26.8 million or 7% compared to third quarter 2014

●	Nonperforming assets were 0.48% of total assets at September 30, 2015 compared to 0.37% a year earlier

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.52 per share, for the third quarter of 2015, compared to $1.9 million, or $0.51 per share, for the third quarter of 2014. Net earnings for the first nine months of 2015 were $5.9 million, or $1.63 per share, compared to $5.6 million, or $1.52 per share, for the first nine months of 2014.

“The Company’s third quarter results reflect solid loan growth and continued improvements in our cost of funds,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $6.0 million for the third quarter of 2015, an increase of 4% compared to the third quarter of 2014. This increase reflects management’s efforts to increase earnings by shifting the Company’s asset mix through loan growth, focusing on deposit pricing, and reducing higher-cost wholesale funding. Average loans were $416.2 million in the third quarter of 2015, an increase of $26.8 million or 7%, from the third quarter of 2014. Average deposits were $715.0 million in the third quarter of 2015, an increase of $36.2 million or 5%, from the first nine months of 2014.

Nonperforming assets were $3.9 million, or 0.48% of total assets, at September 30, 2015, compared to $2.9 million, or 0.37% of total assets, at September 30, 2014. Annualized net recoveries were 0.04% of average loans for the third quarter of 2015, compared to annualized net charge-offs of 0.28% of average loans for the third quarter of 2014. The Company recorded $0.2 million in provision for loan losses in the third quarter of 2015, compared to $0.3 million in the third quarter of 2014. Provision expense reflects the absolute level of loans, loan growth, the credit quality of the loan portfolio, and the amount of net charge-offs. Our allowance for loan losses was 1.21% of total loans at September 30, 2015, compared to 1.20% of total loans at September 30, 2014.

Noninterest income was $1.1 million for the third quarter of 2015, compared to $1.0 million in the third quarter of 2014. Mortgage lending income decreased by $0.2 million due to a decrease in origination income of $0.1 million and a decrease of $0.1 million in servicing fees, net of related amortization expense. Although servicing fees were unchanged, amortization expense increased due to faster prepayment speeds. The decrease in mortgage lending income was largely offset by an increase in securities gains and (losses), net of $0.2 million. The Company had no realized losses on the sale of securities in the third quarter of 2015, compared to $0.2 million in the third quarter of 2014. Losses realized on the sale of securities in the third quarter of 2014 were solely due to changes in interest rates and not the credit quality of the securities.

Noninterest expense was $3.9 million in the third quarter of 2015, compared to $3.6 million in the third quarter of 2014. The increase was primarily due to an increase in net expenses related to OREO of $0.2 million. Net expenses related to OREO increased compared to the third quarter of 2014 primarily due to gains realized on the sale of certain OREO properties in the third quarter of 2014.

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Reports Third Quarter Net Earnings/page 2

Income tax expense was $0.7 million for the third quarter of 2015 and 2014. The Company’s income tax expense for the third quarter of 2015 reflects an effective income tax rate of 27.49%, compared to 27.47% for the third quarter of 2014. The Company’s income tax expense is principally affected by tax-exempt earnings on municipal securities investments and bank-owned life insurance.

The Company paid cash dividends of $0.22 per share in the third quarter of 2015, an increase of 2.3% from the same period in 2014. At September 30, 2015, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $818 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

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Reports Third Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended September 30,	Nine Months Ended September 30,

(Dollars in thousands, except per share amounts)	2015	2014	2015	2014

Results of Operations
Net interest income (a)	$6,011	$5,769	$17,995	$16,928
Less: tax-equivalent adjustment	341	321	1,014	957

Net interest income (GAAP)	5,670	5,448	16,981	15,971
Noninterest income	1,056	1,017	3,544	2,854

Total revenue	6,726	6,465	20,525	18,825
Provision for loan losses	200	300	200	(100)
Noninterest expense	3,892	3,584	12,235	11,324
Income tax expense	724	709	2,168	2,049

Net earnings	$1,910	$1,872	$5,922	$5,552

Per share data:
Basic and diluted net earnings:	$0.52	$0.51	$1.63	$1.52
Cash dividends declared	$0.22	$0.215	$0.66	$0.645
Weighted average shares outstanding:
Basic and diluted	3,643,416	3,643,328	3,643,392	3,643,262
Shares outstanding, at period end	3,643,465	3,643,328	3,643,465	3,643,328
Book value	$21.85	$20.09	$21.85	$20.09
Common stock price:
High	$27.80	$24.92	$27.80	$25.80
Low	25.78	23.17	23.15	22.90
Period-end:	26.47	24.64	26.47	24.64
To earnings ratio	12.37	x	12.38	x	12.37	x	12.38	x
To book value	121%	123%	121%	123%
Performance ratios:
Return on average equity (annualized)	9.75%	10.19%	10.12%	10.65%
Return on average assets (annualized)	0.95%	0.97%	0.99%	0.96%
Dividend payout ratio	42.31%	42.16%	40.49%	42.43%
Other financial data:
Net interest margin (a)	3.13%	3.16%	3.19%	3.15%
Effective income tax rate	27.49%	27.47%	26.80%	26.96%
Efficiency ratio (b)	55.07%	52.81%	56.80%	57.24%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$3,650	$1,690	$3,650	$1,690
Other real estate owned	278	1,215	278	1,215

Total nonperforming assets	$3,928	$2,905	$3,928	$2,905

Net (recoveries) charge-offs	$(41)	$274	$(91)	$414

Allowance for loan losses as a % of:
Loans	1.21%	1.20%	1.21%	1.20%
Nonperforming loans	140%	281%	140%	281%
Nonperforming assets as a % of:
Loans and other real estate owned	0.93%	0.73%	0.93%	0.73%
Total assets	0.48%	0.37%	0.48%	0.37%
Nonperforming loans as a % of total loans	0.86%	0.43%	0.86%	0.43%
Net (recoveries) charge-offs as % of avg. loans (c)	(0.04)%	0.28%	(0.03)%	0.14%

Selected average balances:
Securities	$251,393	$274,155	$258,299	$272,180
Loans, net of unearned income	416,210	389,392	406,343	381,947
Total assets	806,764	771,685	800,255	768,756
Total deposits	714,960	678,738	706,754	680,560
Long-term debt	7,217	12,217	8,646	12,217
Total stockholders’ equity	78,387	73,499	78,037	69,503
Selected period end balances:
Securities	$250,142	$264,827	$250,142	$264,827
Loans, net of unearned income	422,572	394,602	422,572	394,602
Allowance for loan losses	5,127	4,754	5,127	4,754
Total assets	817,994	781,136	817,994	781,136
Total deposits	724,311	680,763	724,311	680,763
Long-term debt	7,217	12,217	7,217	12,217
Total stockholders’ equity	79,599	73,193	79,599	73,193

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.
(c)	Net (recoveries) charge-offs are annualized.

Reports Third Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014

Net interest income, as reported (GAAP)	$5,670	$5,448	$16,981	$15,971
Tax-equivalent adjustment	341	321	1,014	957

Net interest income (tax-equivalent)	$6,011	$5,769	$17,995	$16,928